Exhibit No. 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Barnwell Industries, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-153070 and No. 333-88380 on Form S-8 of Barnwell Industries, Inc. of our report dated December 15, 2010, with respect to the consolidated balance sheets of Barnwell Industries, Inc. and subsidiaries as of September 30, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the September 30, 2010 annual report on Form 10-K of Barnwell Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii
December 15, 2010

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